FOR IMMEDIATE RELEASE
CONTACT:

Joseph W. Kaufmann
President and Chief Executive Officer
(484) 713-2100

KENSEY NASH REPORTS THIRD QUARTER AND
FIRST NINE MONTH FISCAL YEAR 2009 RESULTS

EXTON, PA, April 22, 2009 -- Kensey Nash Corporation (NASDAQ: KNSY), a leading medical technology company that provides innovative solutions and technologies for a wide range of medical procedures, today reported the results for its third quarter and first nine months of fiscal year 2009.

Third Quarter Fiscal 2009 Snapshot

•	EPS of $0.42, meeting the high end of previous guidance of $0.40-$0.42.
•	EBITDA of $9.2 million.
•	Operating margin of 37%.
•	Operating cash flow of $8.4 million.
•	Biomaterial sales of $12.9 million, representing an increase of 3% from third quarter of prior fiscal year.
•	Endovascular sales of $947,000, representing a decrease of 39% from third quarter of prior fiscal year.
•
Angio-SealTM royalties of $5.3 million, essentially flat from third quarter of prior fiscal year. The negative impact of foreign currency translation decreased third quarter royalties by approximately $300,000.

•	Record orthopaedic royalties of $1.5 million, representing an increase of 27% from third quarter of prior fiscal year.
•	IDE submission for Cartilage US clinical trial in February 2009.
•	OsseoFitTM CE Mark Approval obtained in March 2009.

President and CEO Commentary

“Our third quarter performance was strong both from an operating perspective, as well as our product development pipeline,” said Joe Kaufmann, President and CEO of the Company. “Third quarter revenue and earnings have kept pace with our targets despite the ongoing difficult economic environment.  Our balance sheet continues to be strengthened by generating $8.4 million in operating cash flow this quarter, and $22.0 million for the nine months ended March 31, 2009. We currently expect our operating cash flow for fiscal 2009 will be approximately $29.0 million.  Royalty income of $6.7 million remained solid primarily due to the 27% increase in our orthopaedic royalties. We continue to make progress on our cartilage repair and extracellular matrix technology programs.”

Third Quarter Fiscal 2009 Results

Revenues: Sales and Royalties.  Total revenues for the quarter of $20.6 million were in line with our guidance range of $20.4 to $21.1 million and comparable to the prior fiscal year period of $20.6 million.

Net sales of biomaterials products increased 3%, to $12.9 million from $12.6 million in the comparable prior fiscal year period, driven by strong cardiovascular sales of $4.6 million, consisting primarily of vascular closure product components to St. Jude Medical (NASDAQ: STJ), and representing an increase of 6% from $4.3 million in the prior fiscal year period.  The increase in cardiovascular sales was attributable to ordering patterns of components used in the manufacture of the Angio-Seal™ device by St. Jude Medical. Orthopaedic sales, consisting primarily of sports medicine and spine products, were essentially flat year-over-year at $7.7 million, although they increased sequentially from the Company’s second quarter sales of $7.1 million.  Net sales of sports medicine products increased 11% in the third quarter of fiscal 2009 over the prior fiscal year comparable quarter and 25% sequentially. Net sales of spine products declined 8% in the same comparable quarter and were down sequentially, primarily due to lower sales of the Company’s bone void filler products.

The third quarter of fiscal 2009 represented the third full quarter of endovascular product sales to Spectranetics (NASDAQ: SPNC) following the Company’s completion of the sale of its endovascular business in May 2008. As previously announced, these sales are at a reduced transfer price compared to the direct to market price reflected in the Company’s historical sales figures.  As a result of this reduced transfer price, sales of endovascular products during the quarter decreased 39% to $947,000 from $1.6 million in the prior fiscal year period, although overall net unit sales to Spectranetics increased when compared to prior fiscal year.  Sequentially, compared with the second quarter of fiscal 2009, endovascular product sales increased by 8% in the third quarter, as Spectranetics continues to build sales momentum and integrate the endovascular business.

Royalty income increased 4% to $6.7 million in the third quarter of fiscal 2009 compared to $6.5 million in the comparable prior fiscal year period.  Royalty income in the third quarter of fiscal 2009 included $5.3 million in Angio-Seal™ royalties and $1.4 million in royalties from Orthovita, Inc. (NASDAQ: VITA).  Although Angio-Seal™ unit sales increased over the third quarter of the prior fiscal year, royalties were essentially flat with the comparable quarter of the prior fiscal year due to the negative impact of foreign currency exchange of approximately $300,000.  Royalties from the Company’s co-developed products with Orthovita increased 27% over the prior fiscal year period due to the continued success of the new VITOSS™ Bioactive FOAM products, as well as continuing sales of existing VITOSS™ FOAM products by Orthovita in the end-user marketplace.

Earnings Per Share.  Third quarter diluted earnings per share of $0.42 represented an increase of 50% when compared with the $0.28 diluted earnings per share for the same period in fiscal 2008.  The improvement in 2009 earnings per share is primarily due to the elimination of the endovascular sales and marketing expenses, partially offset by anticipated increases in biomaterials research and development expenses.

In the three-month period ended March 31, 2009, the total tax-effected impact on earnings per share of equity compensation expense was $0.05, an increase from $0.01 in the prior year comparable period.  Third quarter fiscal 2009 equity compensation expense was higher because fiscal 2009 expense included amortized expense related to two years of equity grants, while third quarter fiscal 2008 equity compensation expense included amortized expense only for one year of equity grants, resulting from the fiscal 2008 acceleration of stock awards triggered by a third party’s significant open market purchase of the Company’s Common Stock.  In addition, the increase in equity compensation expense in the third quarter was due to the acceleration in the current period of the restricted stock awards of a former member of the Board of Directors, and a favorable mark-to-market adjustment on outstanding Stock Appreciation Rights in the comparable period of the prior fiscal year.

Nine-Month Results

Revenues: Sales and Royalties.  Total revenues for the nine months ended March 31, 2009 were $61.6 million, up 6% from total revenues of $57.8 million in the prior fiscal year nine-month period.

Net sales increased 7% to $41.3 million for the first nine months of fiscal 2009 from $38.8 million in the comparable prior fiscal year period.  Net sales of biomaterials products increased 13%, to $38.7 million from $34.2 million in the comparable prior fiscal year period, due to strong sales in both cardiovascular and orthopaedic product lines. Cardiovascular sales of $13.8 million, consisting primarily of sales of vascular closure product components to St. Jude Medical, increased 18%, from $11.7 million in the prior fiscal year period.  Orthopaedic sales increased 8%, to $22.8 million from $21.1 million in the prior fiscal year period, primarily due to increased sales of products in the Company’s sports medicine product portfolio, which increased 15% over the prior fiscal year nine months.

Sales of endovascular products during the first nine months of fiscal 2009 decreased 43% to $2.6 million from $4.6 million in the prior fiscal year period. Although overall net unit sales to Spectranetics increased compared to prior fiscal year end-user unit sales, the reduced transfer pricing more than offset the increase in units.

Royalty income increased 6% to $20.2 million for the nine months ended March 31, 2009 when compared with $19.0 million in the comparable prior fiscal year period.  Royalty income in the first nine months of fiscal 2009 included $15.9 million in Angio-Seal™ royalties and $4.2 million in royalties from Orthovita. Angio-Seal™ royalties were up 1% from the comparable nine months of the prior fiscal year.  Angio-Seal™ royalties were adversely impacted by approximately $300,000 due to foreign currency exchange. Orthovita royalties increased 31%, which was attributable to the successful introduction by Orthovita of its new VITOSS™ Bioactive FOAM products, as well as the continuing sales of existing VITOSS™ FOAM products by Orthovita in the end-user marketplace.

Earnings Per Share.  The Company reported diluted earnings per share of $1.28 for the nine months ended March 31, 2009. The primary improvement in 2009 earnings per share is due to the elimination of the endovascular sales and marketing expenses, partially offset by anticipated increases in biomaterials research and development expenses. Diluted earnings per share of $0.47 for the first nine months of fiscal 2008 also included after-tax charges of $2.2 million ($3.3 million pre-tax) for the acceleration of stock awards and discontinuation of the Company’s embolic protection platform.

In the nine-month period ended March 31, 2009, the total tax-effected impact on earnings per share of equity compensation expense was $0.06, a decrease from $0.25 in the prior year comparable period as a result of the fiscal 2008 acceleration of stock awards triggered by a third party’s significant open market purchase of the Company’s Common Stock, as well as favorable mark-to-market adjustments on outstanding Stock Appreciation Rights in the current nine-month period, offset in small part by the inclusion in equity compensation expense for the fiscal 2009 period of amortization for an additional year of equity grants caused by the fiscal 2008 acceleration of equity awards.

During the nine-month period, the Company generated cash from operations of $22.0 million and had $75.5 million of cash and investment balances and total debt of $33.1 million at March 31, 2009.

Supplemental Sales Data.  Net sales for the third quarter of fiscal 2009 decreased to $13.9 million from $14.1 million in the third quarter of fiscal 2008.  Net sales for the first nine months of fiscal 2009 increased to $41.3 million up from $38.8 million in the prior fiscal year period.  Additional details are summarized below.

	Three Months Ended March 31,		Year over Year % Change	Nine Months Ended March 31,		Year over Year % Change
($ millions)	2009	2008		2009	2008
Orthopaedic Products	$7.7	$7.7	0%	$22.8	$21.1	8%
Cardiovascular Products	$4.6	$4.3	6%	$13.8	$11.7	18%
Endovascular Products	$0.9	$1.6	(39%)	$2.6	$4.6	(43%)
Other Products	$0.7	$0.6	16%	$2.1	$1.4	41%
Total Net Sales -	$13.9	$14.1	(2%)	$41.3	$38.8	7%

Guidance for Quarter Ending June 30, 2009 (Fourth Quarter Fiscal 2009)

For the fourth quarter of fiscal 2009, the Company currently anticipates that its net sales will be in a range of $13.1 to $13.5 million, representing a 12% to 10% decrease from the comparable prior fiscal year quarter.  The Company expects this decrease primarily due to the change from a direct sales model of the endovascular products in fiscal 2008 to a strategic partnership resulting from the sale of the endovascular business in May 2008.  Royalties are expected to be in the range of $6.7 to $7.0 million compared to $7.0 million in the comparable period of the prior year.  On a comparative basis, royalty guidance for the fourth quarter of fiscal 2009 has been adversely impacted by an approximate $600,000 negative effect of foreign currency exchange.  The U.S. Dollar to Euro exchange rate for the fourth quarter of fiscal 2008 was approximately 1.56; however, the Company’s guidance estimates that the U.S. Dollar to Euro exchange rate will decrease to an average of approximately 1.3 for the fourth quarter of fiscal 2009 based on current market conditions. Total revenues are anticipated to be in the range of $19.8 to $20.5 million, representing a 7% to 10% decrease from the comparable period of the prior fiscal year.

The Company expects fiscal 2009 fourth quarter diluted earnings per share of $0.38 to $0.41 per share, compared to a diluted loss per share of ($0.09) for the same period of fiscal 2008. The Company expects this improvement from the prior fiscal year primarily due to the elimination of the endovascular sales and marketing expenses, partially offset by an anticipated increase in research and development expenses related to the cartilage repair and extracellular matrices technologies programs.

Updated Guidance for Fiscal Year Ending June 30, 2009 (Fiscal 2009)

The Company is updating its previous guidance estimate for diluted earnings per share for fiscal 2009 to a range of $1.66 to $1.69 from the previously forecasted range of $1.62 to $1.69.  Net sales are currently estimated to be in a range of $54.5 to $54.8 million, representing a 1% to 2% increase from the prior fiscal year.  Royalties are currently estimated to be in a range of $27.0 to $27.3 million, representing a 4% to 5% increase from the prior fiscal year.  Despite the slight decreases in revenue expectations from the Company’s previous guidance, the Company’s high end of guidance for diluted earnings per share remains unchanged due to the Company’s expectation of lower than previously expected operating costs and expenses, as well as recent share repurchases, described below, reducing diluted weighted average shares outstanding.

Share Repurchase Update. On March 18, 2009, the Company announced that its board of directors approved a stock repurchase program allowing the Company to repurchase up to a total of 600,000 of its issued and outstanding shares of Common Stock. During the quarter ended March 31, 2009, the Company repurchased and retired 172,932 shares of Common Stock at a total cost of approximately $3.3 million, or an average market price of $19.03 per share, under this new program using available cash.  During the nine months ended March 31, 2009, the Company repurchased and retired 574,303 shares of Common Stock at a total cost of approximately $13.7 million, or an average market price of $23.89 per share under both the current 600,000 share repurchase program and the previously announced share repurchase programs, which were completed during the second quarter of fiscal 2009.  As of March 31, 2009, the Company had 11,399,246 shares of Common Stock outstanding.

Income taxes.  As a result of the October 2008 Congressional approval of an extension of the Research and Experimentation (R&E) Tax Credit, the Company recorded retroactive adjustments to its tax provision during the second fiscal quarter ended December 31, 2008. The Company currently estimates that its effective tax rate for fiscal 2009 will be in a range of approximately 32% to 33%.  In the course of estimating the Company’s annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors including its expected earnings, state income tax apportionment, estimated research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from these estimates could have a significant impact on the Company’s effective tax rate.

Conference Call and Webcast.  The Company will host a conference call on Wednesday, April 22, 2009 at 9:00 a.m. Eastern Time.  To participate in the conference call, interested parties should dial 1-612-324-9959.  In addition, a live webcast of the call can be accessed by visiting the Investor Relations page under the Conferences & Webcasts link of the Kensey Nash website at www.kenseynash.com and clicking on Webcast.  The teleconference call will also be available for replay starting Wednesday, April 22, 2009 at 11:00 a.m. Eastern Time through Wednesday, April 29, 2009 at 11:59 p.m. Eastern Time by dialing 1-800-475-6701 with an access code of 995293.

About Kensey Nash Corporation.  Kensey Nash Corporation is a leading medical technology company providing innovative solutions and technologies for a wide range of medical procedures.  The Company provides an extensive range of products into multiple medical markets, primarily sports medicine, spine, and endovascular.  Many of the products are based on the Company’s significant expertise in the design, development, manufacturing and processing of absorbable biomaterials, which has led to partnerships to commercialize technologies.  The Company has also developed and commercialized a series of innovative endovascular products that were sold to Spectranetics Corporation in May 2008.  In conjunction with the sale transaction, the Company will continue to manufacture and develop these products for Spectranetics for a period of time.  The Company is known as a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal™ Vascular Closure Device, which is licensed to St. Jude Medical, Inc.

Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities, including the financial forecasts for the fourth quarter of fiscal 2009 and the full year fiscal 2009.  The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, current economic conditions, foreign currency fluctuations, risks associated with the Company’s continued research and development efforts with respect to the endovascular products (including the risk that those efforts will not be successful and that some of the associated milestone payments will not be received), Spectranetics’ success in selling the QuickCat, ThromCat and SafeCross products, the Company's success in distributing its products into the marketplace, the Company's dependence on four major customers (St. Jude Medical, Arthrex, Orthovita and Spectranetics) and their success in selling Kensey Nash related products in the marketplace, the impact of product recalls and other manufacturing issues, the Company’s success in its research and development efforts in its cartilage repair and extracellular matrix technologies programs and competition from other technologies.  For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings.  Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

- FINANCIAL INFORMATION TO FOLLOW -

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2009	2008	2009	2008
Revenues:
Net sales
Biomaterial sales	$12,948,185	$12,555,822	$38,717,172	$34,208,033
Endovascular sales	947,272	1,558,049	2,616,932	4,584,230
Total net sales	13,895,457	14,113,871	41,334,104	38,792,263
Royalty income	6,728,346	6,464,829	20,237,210	19,026,779
Total revenues	20,623,803	20,578,700	61,571,314	57,819,042
Operating costs and expenses:
Cost of products sold	6,201,156	6,292,810	18,407,637	18,114,483
Research and development	4,627,657	3,969,586	13,590,580	12,861,180
Selling, general and administrative	2,223,979	4,984,667	6,629,205	18,490,631
Total operating costs and expenses	13,052,792	15,247,063	38,627,422	49,466,294
Income from operations	7,571,011	5,331,637	22,943,892	8,352,748
Interest and other (expense) income, net	(314,025)	(143,606)	(358,004)	278,655
Pre-tax income	7,256,986	5,188,031	22,585,888	8,631,403
Income tax expense	2,381,337	1,689,111	7,222,413	2,746,659
Net income	$4,875,649	$3,498,920	$15,363,475	$5,884,744
Basic earnings per share	$0.42	$0.29	$1.32	$0.49
Diluted earnings per share	$0.42	$0.28	$1.28	$0.47

Weighted average common shares outstanding	11,508,160	11,878,637	11,637,585	11,985,264
Diluted weighted average common shares outstanding	11,735,266	12,405,296	11,996,840	12,545,845

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
	2009	June 30,
	(Unaudited)	2008
Assets
Current assets:
Cash, cash equivalents and investments	$75,522,442	$63,496,141
Trade receivables	5,609,906	6,617,156
Other receivables	7,023,554	9,030,699
Inventory	10,398,128	9,270,864
Prepaid expenses and other assets	2,656,900	1,859,958
Deferred tax asset, current	2,255,145	4,277,864
Total current assets	103,466,075	94,552,682
Property, plant and equipment, net	58,759,876	59,598,308
Other non-current assets	7,656,609	8,277,574
Total assets	$169,882,560	$162,428,564

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$7,315,175	$8,972,222
Current portion of debt	1,399,997	1,399,997
Deferred revenue	765,483	601,131
Other current liabilities	136,535	686,267
Total current liabilities	9,617,190	11,659,617
Long term portion of deferred revenue	655,304	304,939
Long term portion of debt	31,733,333	32,783,333
Deferred tax liability, non-current	-	420,598
Other non-current liabilities	6,274,247	2,690,421
Total stockholders' equity	121,602,486	114,569,656
Total liabilities and stockholders' equity	$169,882,560	$162,428,564

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered "Non-GAAP financial measures" under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008	Year over Year % Change
($ millions)
Net Income - GAAP	$4.9	$3.5
Income Tax Expense	2.4	1.7
Interest Income	(0.2)	(0.6)
Interest Expense	0.5	0.6
Depreciation and Amortization	1.6	1.9
EBITDA	$9.2	$7.1	29%

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures, such as EBITDA.   EBITDA represents our GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  This non-GAAP adjustment is provided to enhance the user's overall understanding of our historical and current financial performance and our prospects for the future.  We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

This non-GAAP measure will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with future presentation.  Further, this non-GAAP result is one of several primary indicators management uses for planning and forecasting in future periods.  The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.